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                                                                                               EXHIBIT 12

                                                    CENTRAL POWER AND LIGHT COMPANY
                                    Computation of Consolidated Ratios of Earnings to Fixed Charges
                                                   (in thousands except ratio data)

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                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                -----------------------------------------------
                                                  1997      1998      1999      2000     2001     3/31/02
                                                  ----      ----      ----      ----     ----     -------
  Operating Income                             $251,319  $282,787  $293,985  $307,098  $295,731   $287,024
  Adjustments
    Income Taxes                                 39,329   126,738    83,508    84,329   188,922    194,278
    Provision for Deferred Income Taxes          34,458    (8,328)   19,938    16,263   (72,568)   (83,229)
  Deferred Investment Tax Credits                (4,819)   (3,858)   (5,207)   (5,207)   (5,207)    (5,207)
  Charges for Investments and Plant
   Development Costs, net of Tax                 (1,281)     -         -         -         -          -
  Other Income and Deductions                     7,834       709     8,113     7,235     1,954        304
  Allowance for Borrowed and Equity Funds
   Used During Construction                       3,778     2,822     4,532     6,216     7,804      6,860
                                               --------  --------  --------  --------  --------   --------
  Earnings                                     $330,618  $400,870  $404,869  $415,934  $416,636   $400,030
                                               ========  ========  ========  ========  ========   ========

Fixed Charges:
  Interest on Long-term Debt                   $105,081  $ 93,301  $ 87,413  $ 96,212  $ 86,980   $ 88,017
  Interest on Short-term Debt                    20,613    19,506    19,498    22,830    25,023     23,514
  Distributions on Trust Preferred Securities     7,533    12,000    12,000    11,940    11,208     10,966
                                               --------  --------  --------  --------  --------   --------
     Fixed Charges                             $133,227  $124,807  $118,911  $130,982  $123,211   $122,497
                                               ========  ========  ========  ========  ========   ========

Ratio of Earnings to Fixed Charges                 2.48      3.21      3.40      3.17      3.38       3.26
                                                   ====      ====      ====      ====      ====       ====
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